As filed with the Securities and Exchange Commission on July 12, 2016

Registration No. 333-207889

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4 to

Form S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

GrowGeneration, Corp.

(Exact Name of Registrant as Specified in its Charter)

Colorado	5200	46-5008129
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

503 North Main Street, Suite 740

Pueblo, Colorado 81003

Telephone: 800-935-8420

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Darren Lampert

Chief Executive Officer

GrowGeneration, Corp.

503 North Main Street, Suite 740

Pueblo, Colorado 81003

Telephone: 800-935-8420

(Address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Mitchell Lampert, Esq.

Robinson & Cole LLP

1055 Washington Boulevard

Stamford, Ct. 06901

Telephone: (203) 462-7559

Approximate date of proposed sale to public: As soon as practicable on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

We are submitting this Amendment No. 4 (“Amendment No. 4”) to our Registration Statement on Form S-1 that we filed with the Securities and Exchange Commission (“SEC”) on November 9, 2015 (the “Registration Statement”), amended on May 11, 2016 (the “Amendment No. 1), June 15, 2016 (the “Amendment No. 2”) and July 1, 2016 (“Amendment No. 3”), pursuant to an SEC comment letter dated July 11, 2016 in order to revise and amend certain typo in Exhibit 23.1 in the Registration Statement.

This Amendment No. 4 consists only of a facing page, this explanatory note, Part II of the Registration Statement and Exhibit 13.1. This Amendment No. 4 does not modify any other part of the Registration Statement. The contents of the Registration Statement as previously filed are hereby incorporated by reference.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Our estimated expenses in connection with the issuance and distribution of the securities being registered are:

SEC Registration Fee	$462
Accounting Fees and Expenses	$15,000
Legal Fees and Expenses	$45,000
Miscellaneous Fees and Expenses	$9,538
Total	$70,000

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Colorado Business Corporation Act (the “CBCA”) generally provides that a corporation may indemnify a person made party to a proceeding because the person is or was a director against liability incurred in the proceeding if: the person’s conduct was in good faith; the person reasonably believed, in the case of conduct in an official capacity with the corporation, that such conduct was in the corporation’s best interests, and, in all other cases, that such conduct was at least not opposed to the corporation’s best interests; and, in the case of any criminal proceeding, the person had no reasonable cause to believe that the person’s conduct was unlawful. The CBCA prohibits such indemnification in a proceeding by or in the right of the corporation in which the person was adjudged liable to the corporation or in connection with any other proceeding in which the person was adjudged liable for having derived an improper personal benefit. The CBCA further provides that, unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director or officer of the corporation, against reasonable expenses incurred by the person in connection with the proceeding. In addition, a director or officer, who is or was a party to a proceeding, may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. The CBCA allows a corporation to indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director.

As permitted by the CBCA, the Company’s articles of incorporation and bylaws generally provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the CBCA. In addition, the Company may also indemnify and advance expenses to an officer who is not a director to a greater extent, not inconsistent with public policy, and if provided for by its bylaws, general or specific action of the Company’s board of director or shareholders.

The Company has entered into substantively identical Indemnification Agreements with its current directors and officers (the “Indemnitees”), which generally provide that, to the fullest extent permitted by Colorado law, the Company shall indemnify such Indemnitee if the Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Indemnitee is or was or has agreed to serve at the Company’s request as a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity or by reason of the imposition upon such officer or director of any federal and/or state income tax obligation (inclusive of any interest and penalties, if applicable), that is imposed on such officer or director with respect to income, “phantom income,” rescinded or unconsummated transactions, or any other allegedly taxable event for which no benefit was received by such officer or director. The indemnification obligation includes, without limitation, claims for monetary damages against an Indemnitee in respect of an alleged breach of fiduciary duties and generally covers expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by an Indemnitee or on an Indemnitee’s behalf in connection with such action, suit or proceeding and any appeal therefrom, but shall only be provided if the Indemnitee acted in good faith; and, in the case of conduct in an official capacity with the corporation, if such conduct was in the Company’s best interests, and, in all other cases, if such conduct was at least not opposed to the Company’s best interests; and, with respect to any criminal action, suit or proceeding, if the Indemnitee had no reasonable cause to believe the Indemnitee’s conduct was unlawful.

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Section 7-108-402(1) of the CBCA permits a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director (except for breach of a director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful distributions, or any transaction from which the director derived improper personal benefit). Further, Section 7-108-402(2) of the CBCA provides that no director or officer shall be personal liable for any injury to persons or property arising from a tort committed by an employee, unless the director or officer was either personally involved in the situation giving rise to the litigation or committed a criminal offense in connection with such situation.

As permitted by the CBCA, the Company’s articles of incorporation provide that the personal liability of the Company’s directors to the Company or its shareholders is limited to the fullest extent permitted by the CBCA. The Indemnification Agreements described above also provide that the Company’s indemnification obligation includes, without limitation, claims for monetary damages against the Indemnitee in respect of an alleged breach of fiduciary duties to the fullest extent permitted by the CBCA.

Section 7-109-108 of the CBCA provides that a corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary or agent of the corporation, or who, while a director, officer, employee, fiduciary or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary or agent of another entity or an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from the person’s status as a director, officer, employee, fiduciary or agent, whether or not the corporation would have power to indemnify the person against the same liability under the CBCA.

As permitted by the CBCA, the Company’s bylaws authorize the Company to purchase and maintain such insurance. The Company currently maintains a directors and officers insurance policy insuring its past, present and future directors and officers, within the limits and subject to the limitations of the policy, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

Between March 2014 and April 29, 2016, the Company made sales of the following unregistered securities:

Original Issuances of Stock

Formation of GrowGeneration Corp.

In connection with our formation in March 2014, we sold an aggregate of 5,000,000 shares of our common stock to our founders Darren Lampert, Michael Salaman and Irwin Lampert, for an aggregate of $50,000 ($0.001 per share). All of such issuances were believed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

2014 Private Placement

In March 2014, we raised $600,000 from the sale of 1,000,000 shares of our common stock to seventeen (17) accredited investors, at a price of $.60 per share. All securities sold in the 2014 Private Placement were arranged by officers and directors and no commissions or other remuneration was paid to any person in connection with such sales. Proceeds from this sale were utilized to effect the acquisition of the assets of Southern Colorado Garden Supply Corp. (d/b/a Pueblo Hydroponics), which we completed on May 29, 2014, through our wholly-owned subsidiary, GrowGeneration Pueblo Corp., a Colorado corporation. The purchase price was $499,976, consisting of $243,000 in goodwill and $273,000 in inventory, $35,000 in fixed assets, $5,286 in accounts receivable and $1,320 in prepaid expenses offset by $57,275 in accounts payable and $355 in customer deposits.

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2015 Private Placements

In April 2015, we raised $180,000 from the sale of 300,000 shares of our common stock to four (4) accredited investors, at a price of $.60 per share. All securities sold in this private placement were arranged by officers and directors and no commissions or other remuneration was paid to any person in connection with such sales. We used the proceeds raised in this offering for inventory purchases and working capital.

On March 12, 2015 we entered into an agreement with Cavu Securities LLC, a FINRA Member broker dealer (“Cavu”), pursuant to which we engaged Cavu on a non-exclusive basis to act as our lead placement agent for the sale of up to $4,200,000 of our units. Each unit was offered at a price of $.70 per unit. Each unit consisted of (i) one share of our common stock and (ii) one 5 year warrant to purchase one share of Common Stock at an exercise price of $0.70 per share. The units were offered and sold on a “best-effort” basis. On October 30, 2015, we closed the private placement with a total of 2,465,001 units sold and realized gross proceeds of $1,725,501. We paid Cavu total compensation for its services of (i) $73,295 in commissions; (ii) five-year warrants to purchase 142,800 shares of our common stock, at an exercise price equal to $0.70 per share; and (iii) 77,833 shares of our common stock.

2016 Private Placement

On April 29, 2016, the Company closed on a private placement to which it sold 890,714 units to 10 accredited investors at a price of $.70 per unit, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $.70 per share. The warrants have a five year life for gross proceeds of $623,500. We paid Cavu, our placement agent, a total compensation for its services of (i) five-year warrants to purchase 50,000 shares of our common stock, at an exercise price equal to $0.70 per share; and (ii) 50,000 shares of our common stock.

Stock Options

Since our inception, we have granted stock options under our 2014 Equity Compensation Plan to purchase an aggregate of 1,880,000 shares at exercise prices ranging from $0.60 to $.66 per share.

Securities Act Exemptions

We deemed all of the above offers, sales and issuances of our shares of common stock and warrants to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, relative to transactions by an issuer not involving a public offering. All purchasers of securities in transactions exempt from registration pursuant to Regulation D represented to us that they were accredited investors and were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

We deemed the grants of stock options and issuances of common stock upon exercise of such options described above under “—Stock Options” to be exempt from registration under the Securities Act in reliance on Rule 701 of the Securities Act as offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

All certificates representing the securities issued in the transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with any of the transactions set forth in this Item 15. Cavu Securities LLC acted as Placement Agent for some of the securities sold in the our private placements closed in October 2015 and April 2016.

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ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description

3.1	Certificate of Incorporation of GrowGeneration Corp. (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 as filed on November 9, 2015)

3.2	Bylaws of GrowGeneration Corp. (Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 as filed on November 9, 2015)

4.1	Form of Investor Warrant (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 as filed on November 9, 2015)

4.2	Form of Placement Agent Warrant issued to Cavu Securities LLC (Incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 as filed on November 9, 2015)

5.1	Opinion of Andrew I. Telsey, P.C. (Incorporated by reference to Exhibit 5.1 to the Amendment No. 1 to Registration Statement on Form S-1 as filed on May 11, 2016)

10.1	Placement Agency Agreement, dated March 12, 2015, between of GrowGeneration Corp. and Cavu Securities LLC. (Incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 as filed on November 9, 2015)

10.2	Form of Subscription Agreement for GrowGeneration Corp.’s 2014 private placement (Incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-1 as filed on November 9, 2015)

10.3	Form of Subscription Agreement for GrowGeneration Corp.’s 2015 private placement (Incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1 as filed on November 9, 2015)

10.4	Form of Subscription Agreement for GrowGeneration Corp.’s second 2015 private placement (Incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 as filed on November 9, 2015)

10.5	GrowGeneration Corp. 2014 Equity Incentive Plan (Incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 as filed on November 9, 2015)

10.6	Form of GrowGeneration Corp. Stock Option Agreement (Incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 as filed on November 9, 2015)

10.7	Employment Agreement, dated May 12, 2014 between of GrowGeneration Corp. and Darren Lampert (Incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 as filed on November 9, 2015)

10.8	Employment Agreement, dated May 12, 2104, between of GrowGeneration Corp. and Michael Salaman (Incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 as filed on November 9, 2015)

10.9	Employment Agreement, dated February 23, 2015, between of GrowGeneration Corp. and Jason Dawson (Incorporated by reference to Exhibit 10.9 to the Amendment No. 1 to Registration Statement on Form S-1 as filed on May 11, 2016)

10.10	Form of Indemnification Agreement (Incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 as filed on November 9, 2015)

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10.11	Asset Purchase Agreement dated April 14, 2014 between GrowGeneration Pueblo Corp. and Southern Colorado Garden Supply Corp. (d/b/a Pueblo Hydroponics) (Incorporated by reference to Exhibit 10.11 to the Amendment No. 2 to Registration Statement on Form S-1 as filed on June 15, 2016.)

10.12	Inventory Purchase Agreement dated May 10, 2015 between Grow Generation Pueblo Corp. and Happy Grow Lucky, LLC (Incorporated by reference to Exhibit 10.12 to the Amendment No. 1 to Registration Statement on Form S-1 as filed on May 11, 2016)

10.13

Inventory Purchase Agreement dated April 10, 2015 between Grow Generation Pueblo Corp. and Green Growers Corp. (Incorporated by reference to Exhibit 10.13 to the Amendment No. 1 to Registration Statement on Form S-1 as filed on May 11, 2016)

10.14	Inventory Purchase Agreement dated October 28, 2015 between GrowGeneration California Corp. and Sweet Leaf Hydroponics, Inc. dba Mad Max Hydroponics (Incorporated by reference to Exhibit 10.14 to the Amendment No. 1 to Registration Statement on Form S-1 as filed on May 11, 2016)

10.15	Lease, effective as of June 1, 2014, by and between GrowGeneration Pueblo Corp. and Sunshine Properties. (Incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-1 as filed on November 9, 2015)

10.16	Lease, effective as of May 27, 2014, by and between GrowGeneration Pueblo Corp. and Joe and Renee Prutch. (Incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-1 as filed on November 9, 2015)

10.17	Lease, effective as of June 1, 2014, by and between GrowGeneration Pueblo Corp. and Jannie Coyne. (Incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-1 as filed on November 9, 2015)

10.18	Lease, effective as of May 27, 2014, by and between GrowGeneration Pueblo Corp. and Larry Schreder. (Incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-1 as filed on November 9, 2015)

10.19	Lease, effective as of June 11, 2015 by and between GrowGeneration Pueblo Corp. and Bill and Bonnie Holland. (Incorporated by reference to Exhibit 10.19 to the Registration Statement on Form S-1 as filed on November 9, 2015)

10.20	Lease, effective as of August 7, 2105, by and between GrowGeneration Pueblo Corp. and Colorado Place Center (Incorporated by reference to Exhibit 10.20 to the Registration Statement on Form S-1 as filed on November 9, 2015)

10.21	Lease, effective as of December 1, 2014, by and between GrowGeneration Pueblo Corp. and PurRecycling Corporation dba Terra Firma Recycling/Fund. (Incorporated by reference to Exhibit 10.21 to the Registration Statement on Form S-1 as filed on November 9, 2015)

10.22

Lease, effective as of February 1, 2016, by and between GrowGeneration California Corp. and David Cates (Incorporated by reference to Exhibit 10.22 to the Amendment No. 1 to Registration Statement on Form S-1 as filed on May 11, 2016)

10.23	Consulting Agreement dated April 10, 2015 by and between GrowGeneration Corp. and Duane Nunez (Incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-1 as filed on November 9, 2015)

10.24	Consulting Agreement dated May 10, 2015 by and between Grow Generation Pueblo Corp. and Lindsay Schmitt and Cody Schmitt (Incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-1 as filed on November 9, 2015)

10.25	Consulting Agreement dated October 28, 2105 by and between GrowGeneration California Corp. and Troy Sowers (Incorporated by reference to Exhibit 10.25 to the Registration Statement on Form S-1 as filed on November 9, 2015)

10.26

Lease, dated as of January 25, 2016, by and between GrowGeneration Corp. and The Henry Fund LLC (Incorporated by reference to Exhibit 10.26 to the Amendment No. 1 to Registration Statement on Form S-1 as filed on May 11, 2016)

10.27	Inventory Purchase Agreement dated November 28, 2015 between Grow Generation Pueblo Corp. and Greenhouse Tech Inc. (Incorporated by reference to Exhibit 10.27 to the Amendment No. 1 to Registration Statement on Form S-1 as filed on May 11, 2016)

10.28

Form of Subscription Agreement for GrowGeneration Corp.’s 201 6 private placement (Incorporated by reference to Exhibit 10.28 to the Amendment No. 1 to Registration Statement on Form S-1 as filed on May 11, 2016)

21.1	List of Subsidiaries of GrowGeneration Corp. (Incorporated by reference to Exhibit 21.1 to the Registration Statement on Form S-1 as filed on November 9, 2015)

23.1	Consent of Connolly Grady & Cha (Filed herewith.)

23.2

Consent of Andrew I. Telsey, P.C. (Incorporated by reference to Exhibit 23.2 to the Amendments No. 2 and No. 3 to Registration Statement on Form S-1 as filed on June 15, 2016 and July 1, 2016, respectively)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

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ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York on July 12, 2016.

GROWGENERATION CORP.

By:	/s/ Darren Lampert
Name: Darren Lampert
Title: Chief Executive Officer

By:	/s/ Irwin Lampert
Name: Irwin Lampert
Title: Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors GrowGeneration Corp., a Colorado corporation (the “Company”), do hereby constitute and appoint Darren Lampert as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Darren Lampert	Chief Executive Officer and Director	July 12, 2016
Darren Lampert	(Principal Executive Officer)

/s/ Irwin Lampert	Chief Financial Officer	July 12, 2016
Irwin Lampert	(Principal Financial and Accounting Officer)

/s/ Michael Salaman	President and Director	July 12, 2016
Michael Salaman

/s/ Stephen Aiello	Director	July 12, 2016
Stephen Aiello

/s/ Jody Kane	Director	July 12, 2016
Jody Kane

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